Exhibit 99.1

Metalline Mining Company 1330 Margaret Avenue Coeur d’Alene, ID 83815	Phone: 208-665-2002 Fax: 208-665-0041 email: info@metallinemining.com Web site: www.metallinemining.com

For Release July 8, 2010

Metalline Appoints Interim Chief Executive Officer/President

Coeur d'Alene, Idaho – Metalline Mining Company (MMG: NYSE Amex) announces the retirement of Merlin Bingham and the appointment of Greg Hahn as the Interim Chief Executive Officer and President.  Mr. Bingham will continue to serve as a member of the Board of Directors.  The Board wishes to thank Mr. Bingham for his many years of service to Metalline as President.

Mr. Hahn has served as a director of Metalline since October 2007, and has over 30 years experience in the industry (since 1976).  He is a Certified Professional Geologist and a geological engineer with more than 25 years experience in exploration, mine development and operation, and particular expertise in base and precious metals, ore reserve calculations, slope stability, open pit operations, project evaluations and investment analysis.  He is a principal of Greg Hahn Consulting, LLC, a mining and geological consulting firm, and Vice President – Exploration of Standard Steam Trust LLC, a privately held geothermal exploration and development company.  Mr. Hahn expects to devote approximately 50% of his time to Metalline in his interim role.  Metalline has engaged an executive search firm that specializes in the mining sector to assist it in identifying potential successor CEO candidates to Messrs. Hahn and Bingham.

About Metalline Mining Company

Metalline Mining Company is focused on mineral exploration.  Metalline currently owns mineral concessions in the municipality of Sierra Mojada, Coahuila, Mexico and holds licenses in Gabon, Africa.  Metalline conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V.  To obtain more information on Metalline Mining Company, visit the Company's web site (www.metallinemining.com).

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and Metalline's future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and constitute “forward looking information” within the meaning of Canadian securities laws.  These statements include statements about Metalline’s planned drilling program and are based on material factors and assumptions including Metalline’s management’s current expectations, estimates, forecasts, and projections about the industry in which Metalline operates and the beliefs and assumptions of Metalline's management.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions, are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of Metalline's future financial performance, Metalline's anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including the risk that Metalline’s drill program may not be successful or result in the discovery of commercially mineable deposits of ore and those risks identified in  Metalline's Annual Report on Form 10-K for the fiscal year ended October 31, 2009 under "Risk Factors, " and in subsequent reports filed with the Securities and Exchange Commission.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Metalline undertakes no obligation to revise or update any forward-looking statements for any reason.